EXHIBIT 10.5

Imagion Biosystems Inc., Irrevocable Proxy

1.	Manhattan Scientifics, Inc., (“MSI”) the sole shareholder of Common Stock of Imagion Biosystems, Inc., a Nevada corporation (the “Company”), hereby grants to the Investors (the “Investors”) under the Note Purchase Agreement of even date herewith (the “NPA”), an irrevocable proxy as set forth below. This proxy is a condition of and an inducement to the Investors providing capital to the Company under the NPA.

2.	The Acquirer grants to the Investors this as the Acquirer’s proxy to vote all shares of the Company held by MSI (the “Shares”) as the Investors deems appropriate in the best interest of the Corporation on all matters reasonably required to carry out the spinout plan described in the term sheet attached as an exhibit hereto.

3.	This Irrevocable Proxy will terminate on the first to occur of: (a) the closing of the first sale of the Company’s Common Stock in a firm commitment, underwritten public offering on the Australian Stock Exchange, or (b) three years after the date hereof.

4.	Those issues on which this Irrevocable Proxy shall be authorized to vote shall include any corporate event and all matters for which shareholders may vote.

5.	The Company may accept a communication from any Investor concerning voting pursuant to this Irrevocable Proxy as representing a communication of all the Investors, and any Investor making such communication represents and warrants to the Company that such Investor has the right and authority to make such communication on behalf of all the Investors

Dated: 10 Nov. 2016

IMAGION BIOSYSTEMS, INC., a Nevada corporation

By:	/s/ Robert Proulx
Name:	Robert Proulx
Title:	Director

MANHATTAN SCIENTIFICS, INC., a Delaware corporation

By:	/s/ Manny Tsoupanarias
Name:	Manny Tsoupanarias
Title:	CEO